Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of October 7, 2018 (the “Execution Date”) is made by and among (i) Rowan Companies, Inc., a Delaware corporation (“RCI”), ENSCO Global Resources Limited, a UK company (“Ensco UK”) and, solely for the purposes of guaranteeing the payments and obligations under this Agreement, Ensco plc, a public limited liability company organized under the Laws of England and Wales (together with any successor thereto, “Ensco” and along with its subsidiaries, the “Company”) and (ii) Dr. Thomas Burke (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.	WHEREAS, Rowan Companies plc (“Rowan”), the ultimate parent company of RCI, has entered into that certain Transaction Agreement with Ensco dated October 7, 2018 (the “Transaction Agreement”), which contemplates the acquisition of Rowan’s class A ordinary shares by Ensco or its approved nominee by means of a scheme of arrangement of Rowan or a contractual takeover offer;

B.	WHEREAS, Section 1.5 of the Transaction Agreement provides that, at Effective Time, as defined in the Transaction Agreement, the Executive shall be President and Chief Executive Officer of Ensco;

C.	WHEREAS, the Parties desire to enter into an employment agreement on the terms and conditions set forth herein and to memorialize all of the rights, duties and obligations of the Parties with respect to the employment of Executive with the Company; and

D.	WHEREAS, Executive has previously entered into that certain Change in Control Agreement with Rowan, effective as of April 25, 2014 (the “CiC Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereto agree as follows:

1.	Employment.

(a)          Effectiveness. This Agreement shall be effective as of the Execution Date. Notwithstanding anything to the contrary contained herein, this Agreement shall immediately terminate and be rendered void ab initio, with no liability or obligation of the parties, upon the earlier of (i) expiration or termination of the Transaction Agreement before the Effective Time (as defined in the Transaction Agreement), or (ii) Executive ceasing to serve as President and Chief Executive Officer of Rowan at any time prior to the Effective Time.

(b)          Term. Subject to Section 1(a), Executive’s term of employment under this Agreement (“Term”) shall be for the period beginning at the Effective Time (the “Commencement Date”) and ending on the second anniversary of the Effective Time, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional, consecutive twelve (12) month periods unless no later than ninety (90) days prior to the end of the then-applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment shall terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c)          General. During the period from the Execution Date to the earlier of the Effective Time or the date that this Agreement terminates in accordance with Section 1(a), RCI shall continue to employ Executive. At the Effective Time, Executive’s employment shall be automatically transferred to Ensco UK and Executive hereby consents to such transfer. Following the Effective Time, Ensco UK shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(d)          Position and Duties. During the Term, Executive shall serve as President and Chief Executive Officer of Ensco and as a member of the Board of Directors of Ensco (the “Board”), with such responsibilities, duties and authority as reflected in the Corporate Governance Policy in Annex IV to the Transaction Agreement (as the same may be amended in accordance with its terms), and such other duties, consistent with the position of President and Chief Executive Officer, as may from time to time be agreed to by Executive and the Board. Executive will not receive any additional compensation for his service on the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates) and shall not engage in outside business activities without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs and (ii) participate in trade associations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s duties and responsibilities hereunder. Executive agrees that Executive shall not accept a position as a member of the board of directors of any other company or organization without first obtaining written consent of the Board. Executive further agrees to observe and comply in all material respects with the rules and policies of the Company as adopted by the Company from time to time and applicable to Ensco’s executive officers and directors generally, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive, including but not limited to policies relating to bribery and insider trading (each, a “Policy”).

(e)          Principal Place of Business; Relocation. Executive acknowledges that Executive’s principal place of employment, immediately following the Commencement Date, shall be London, England for such period of time until the Board elects that Executive shall relocate to Houston, Texas, or such other location to which Executive and the Board mutually agree; provided that it is agreed that Executive shall not be required to work in the UK for longer than three (3) years unless Executive expressly consents to any longer period. Executive hereby expressly consents to (i) Executive’s relocation from Houston, Texas to London, England in connection with the commencement of Executive’s employment with the Company, and, (ii) if the Board, in its discretion, determines to relocate the Executive back to Houston, Texas, any such relocation, in each instance subject to relocation benefits as set forth herein. Executive hereby expressly waives any “good reason,” “constructive termination” or similar concept that he may otherwise be entitled to claim under any agreement with Rowan, Ensco, or any of their respective affiliates, by reason of such required relocations.

(f)          Indemnification. During and after the Term, Executive shall be entitled to the indemnification, expense advancement and related rights set forth in the Indemnification Agreements previously entered into between the Executive and Rowan or RCI, and, without duplication, to indemnification, expense advancement and related rights no less favorable than those provided to executive officers and directors of Ensco, provided that any such indemnification shall be subject to any applicable law restricting such indemnities, from time to time in force. In addition, the Company will procure and maintain director’s and officer’s liability insurance which includes Executive as a named or additional insured with coverage no less favorable than provided to other executive officers and directors of Ensco.

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(g)          Sick Pay. While employed in the U.K., the Executive shall not be entitled to statutory sick pay under applicable U.K. legislation, but instead shall be subject to the sick pay policy applicable to U.S.-based employees of the Company.

(h)          UK Working Time Regulations. The parties each agree that the nature of the Executive’s position is such that his working time cannot be measured and, accordingly, while he is based in the UK, that his employment falls within the scope of regulation 20 of the Working Time Regulations 1998.

2.            Compensation and Related Matters. During the Term, Executive will be entitled to the following:

(a)          Base Salary. During the Term, Executive shall receive a base salary pursuant to this Agreement at an annual rate equal to $950,000 per annum, (the “Base Salary”). Ensco UK shall pay the Base Salary in accordance with the customary payroll practices of Ensco UK and the Base Salary shall be pro-rated for partial years of employment hereunder. Executive’s Base Salary amount shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) during the Term and may be adjusted from time to time by the Compensation Committee or the Board, provided, however, that the Base Salary may not be reduced without Executive’s express consent. In the event there is a material change to UK income taxes rules a Base Salary review shall be triggered (although the Compensation Committee shall be under no obligation to increase the Executive’s Base Salary).

(b)          Annual Bonus. For each fiscal year of Ensco that commences during the Term, Executive shall be eligible to participate in an annual short-term incentive bonus plan that is similar in all material respects to that applicable to other executive officers of Ensco. Executive’s annual incentive compensation under such incentive program (“Annual Bonus”) shall be targeted at 110% of Executive’s Base Salary (the “Target Annual Bonus”), with the expectation that the bonus will scale upward and downward based on actual performance, as determined by the Board or the Compensation Committee and dependent on performance goals that are established by the Board or the Compensation Committee annually. The actual amount of any Annual Bonus that will be paid to the Executive each year, if any, will be calculated based on the level of achievement of the performance goals established by the Company under the incentive program for the year in question and the terms of the incentive program. Any Annual Bonus for 2019 shall be pro-rated to reflect the period from the Effective Time through December 31, 2019; provided that such amount shall not be reduced by any amount paid to Executive by Rowan for any period of 2019 prior to the Effective Time. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4 below or the CiC Agreement.

(c)          Sign-On Bonus. In consideration of Executive’s (i) waiver of single trigger vesting for certain Awards subject to time-based vesting only as of the Closing Date (as defined in the Transaction Agreement) pursuant to Section 2(d)(iii) below, (ii) waiver of certain Change in Control and Good Reason rights pursuant to Section 2(d)(iii) below, (iii) waiver of certain Change in Control severance payments under the CiC Agreement and (iv) relocation from the United States to the UK and the associated cost of living and tax burden associated with such move, Ensco will make a one-time lump sum cash payment of $3,750,000 to Executive, payable within thirty (30) days of the Effective Time (as defined in the Transaction Agreement) (the “Signing Bonus”). In the event the Executive’s employment with the Company terminates as a result of Executive’s resignation without Good Reason (in accordance with Section 3(a)(vi) below) or a termination by Ensco UK for Cause (in accordance with Section 3(a)(iii) below), in each case during the three-year period immediately following the Execution Date, Executive will be required to immediately re-pay the Signing Bonus, on a pro-rata basis, net of any taxes paid thereon.

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(d)           Long-Term Incentives.

(i)          Equity Incentive Awards. During the Term, Executive shall be eligible to participate in and will receive awards under Ensco’s long-term incentive award plans and programs as in effect from time to time at a level and on terms commensurate with his position as President and Chief Executive Officer of the Company (the “LTIP Awards”). Subject to the approval of the Board or Compensation Committee, as applicable, Executive will be granted LTIP Awards by Ensco with a target annual award level of not less than 500% of Executive’s Base Salary (the “Annual Equity Award”) on terms and conditions no less favorable than those applicable to executive officers of Ensco generally; provided, that each of the Annual Equity Awards to Executive for the two years after the Effective Time shall be no less than 500% of Executive’s Base Salary; provided, further, that such Annual Equity Award targets may be increased or decreased for grants in future years as determined by the Board or Compensation Committee, as applicable.

(ii)         Separate Award Agreements. The LTIP Awards shall be granted subject to the terms and conditions of the applicable plans and individual award agreements to be entered into between the Company and Executive, provided that in the event of any conflict between the terms of such award agreements and this Agreement, this Agreement shall control unless the terms of the applicable award agreement(s) are more favorable to Executive, in which case the applicable award agreement(s) shall control.

(iii)        Legacy Change in Control Agreement.

(1)         Effective as of the Closing Date (as defined in the Transaction Agreement), the Company shall expressly assume and guarantee the performance of all obligations (currently and in the future) of Rowan pursuant to the CiC Agreement; provided, that Executive agrees that the first sentence of Section 4 of the CiC Agreement shall not apply to any Awards (as defined in the CiC Agreement) held by the Executive on the Closing Date that are subject solely to time-based vesting. For the avoidance of doubt, performance units granted to the Executive under Rowan’s incentive plans will accelerate in accordance with Section 2.3(b) of the Transaction Agreement.

(2)         If the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason or due to Executive’s death or Disability, in any case, during the three year period following the Closing Date (the “Protection Period”): (i) any Awards (as defined in this Agreement) shall become immediately fully vested and where applicable, exercisable, all restrictions and conditions thereon shall be deemed satisfied in full, and all limitations shall be deemed expired unless otherwise provided in the applicable award documents and (ii) any vested share options or share appreciation rights held by the Executive shall be exercisable until the earlier of (A) the second anniversary of such termination or (B) the original maximum term of the share option or share appreciation right, as applicable.

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(3)         Section 4 of the CiC Agreement shall apply to any Change in Control that occurs after the Closing Date; provided that the parties agree that the first sentence of Section 4 of the CiC Agreement shall not apply with respect to any Change in Control that occurs after the expiration of the Protection Period if, and only if, all equity-based awards granted on or after the Closing Date by Ensco to its senior executives (including the Executive) include Double Trigger Vesting Provisions, in which case such Double Trigger Vesting Provisions of Executive’s equity-based awards shall apply. For this purpose, “Double Trigger Vesting Provisions” means provisions that provide for full vesting of the award upon a termination without “cause” or a termination for “good reason” within a specified “protection period” following a “change in control” of Ensco (with “cause,” “good reason,” “change in control” and “protection period” as defined in the applicable Ensco equity plan or award agreement). If the conditions of the proviso in this Section 2(c)(iii)(3) are not satisfied, the first sentence of Section 4 of the CiC Agreement shall continue to apply to any Change in Control occurring after the Closing Date.

(4)         For purposes of this Agreement, (i) the term “Company” in the definition of Change in Control shall be deemed to mean the Company and its successors and assigns instead of Rowan and (ii) the term “Effective Date” in the definition of “Change in Control” shall mean the Closing Date.

(e)          Benefits.

(i)          During the Term, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental and defined contribution retirement plans).

(ii)         During the Term, the Executive shall be eligible to participate in an expatriate assignment and tax equalization policy (the “Expatriate Assignment Policy”) that is not less favorable than Ensco’s current expatriation assignment and tax equalization policy otherwise applicable to its senior executive officers residing in London. In accordance with Ensco’s policy, tax equalization benefits will be provided on foreign assignment related to income pertaining to housing allowance, relocation benefits and non-cash benefits (including but not limited to home leave reimbursement, dependent education tuition, relocation allowance, tax preparation fees, moving expenses, etc.). Housing, relocation and non-cash benefits will not be taxable to the Executive and Ensco will be responsible for the associated home and host country tax obligations. Executive shall be responsible for both home and host location personal income and social taxes relating to all other compensation and would be eligible to utilize any foreign tax credits associated with such tax payments to offset home country tax obligations.

(iii)        For the avoidance of doubt, during the Term, Executive will be entitled to the following allowances consistent with the Expatriate Assignment Policy: (i) a cost of living allowance of $25,000 per year, payable in monthly installments, (ii) a housing allowance equal to $160,000 annually, payable in monthly installments, (iii) education reimbursement of up to $45,000 per child per year, (iv) reimbursement for Executive and each eligible dependent for one home leave roundtrip airline ticket and ground transportation (airport transfer) per year, and (v) reimbursement for tax preparation services. Executive will not receive any foreign service premium or an allowance or reimbursement for utilities.

(f)          Vacation. During the Term, Executive shall be entitled to four (4) weeks of paid vacation. In addition, while based in the UK he shall be entitled to the usual UK public holidays and while based in the US he shall be entitled to the usual US public holidays. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(g)          Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, which shall not be less favorable than the expense reimbursement policy applicable to other executive officers of Ensco.

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(h)          Relocation. In the event the Executive’s principal place of employment is relocated (whether outside of the United States, from a location outside of the United States back to the United States, or otherwise), the Executive will, in accordance with the Expatriate Assignment Policy, receive a payment in the amount of $20,000, along with such other relocation benefits provided under the Company’s relocation policy.

(i)          Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.            Termination.

Executive’s employment hereunder may be terminated by Ensco UK upon approval of Ensco in accordance with the Governing Policy, or by Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)          Circumstances.

(i)          Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)         Disability. If Executive has incurred a Disability, as defined in Section 11(c) below, Ensco UK may terminate Executive’s employment

(iii)        Termination for Cause. Ensco UK may terminate Executive’s employment for Cause, as defined in Section 11(a) below.

(iv)        Termination without Cause. Ensco UK may terminate Executive’s employment without Cause. A termination of Executive’s employment by Ensco UK that is not approved in accordance with the Governing Policy shall be a termination by Ensco UK without Cause.

(v)         Resignation from the Company for Good Reason. Executive may resign and terminate Executive’s employment with the Company for Good Reason, as defined in Section 11(d) below.

(vi)        Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

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(b)          Notice of Termination. Any termination of Executive’s employment by Ensco UK or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) or by reason of either party giving Notice of Non-Renewal pursuant to Section 1(b) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive in a resignation without Good Reason, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to Ensco UK, Ensco UK may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Ensco UK’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by Ensco UK may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by Ensco UK in its sole discretion. The failure by Ensco UK or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c)          Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive pursuant to this Agreement the sum of: (i) the portion of Executive’s Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies, (iii) any expenses owed to Executive pursuant to Section 2(f); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law, as specifically provided herein, or as provided in the CiC Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by Ensco UK for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, or pursuant to the CiC Agreement, as applicable.

(d)          Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from the Board and all offices and directorships, if any, then held with the Company or its affiliates. Executive agrees that Executive will execute any resignation letters or other instruments reasonably requested by the Company in connection with the foregoing and he hereby irrevocably appoints the Company to be his attorney to execute any documents and do any things and generally to use his name for the purpose of giving the Company or its nominee the full benefit of this clause.

4.             Severance Payments.

(a)          Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any payments or benefits, except as provided in Section 3(c), provided, however, that in the event of Executive’s death, Disability or retirement, Executive’s long-term incentive awards may vest or remain eligible to vest to the extent set forth in an applicable award agreement covering such award.

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(b)          Termination without Cause or Resignation from the Company for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or before the 45th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (“Release”) (save that if determined by the Company, the Release will be amended to validly waive any claims that the Executive may have in the UK as well as the US and to otherwise reflect any changes in applicable law), and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)          an amount in cash equal to 2.00 times the Base Salary, payable in a single lump sum on the First Payment Date (as defined below);

(ii)         an amount in cash equal to 2.00 times the Average Bonus Amount, payable in single lump sum amount on the First Payment Date. For the purposes of this Agreement, the “Average Bonus Amount” means the greater of: (A) the average of the combined annual bonus awards received by Executive from the Company pursuant to its annual incentive plan in the three calendar years immediately before the Date of Termination (including, for the avoidance of doubt, the annual bonus awards received from Rowan and/or RCI prior to the Commencement Date) and (B) Executive’s Target Annual Bonus for the year during which the termination of employment occurs;

(iii)        a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of the Annual Bonus award that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, as determined by the Board based upon actual performance for such year (and, to the extent there is any discretionary component thereof, with the discretionary aspects being determined at not less than the target level) and paid in the year following the year of termination at the same time annual bonuses are generally paid to the Company’s senior executives;

(iv)        continued coverage in the employer-provided medical, dental and vision plans available to Executive and Executive’s eligible dependents immediately prior to the Date of Termination, to the extent such coverage is elected by Executive pursuant to COBRA, for a period of twenty four (24) months following the Date of Termination; provided, that Executive will only be responsible for paying the applicable premiums for the cost of all such coverages at a rate not to exceed the cost to active employees of the Company, it being understood that during such twenty four (24) month period Executive shall pay the full cost (i.e., the full COBRA premium rate or such other rate reasonably determined by the Company) of the coverages as determined under the then current practices of the Company on a monthly basis and the Company will reimburse Executive the excess of such costs, if any, above the then active employee cost for such coverages; provided, that if the continued coverage contemplated by this Section 4(b)(iv) would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or other applicable law, the Company will provide Executive with a cash payment equal to the employer-portion of any COBRA premiums, inclusive of any taxes thereon, for the remainder of the twenty four (24) month period;

(v)         if before, upon the commencement of or during the Term, Executive was required to relocate his principal place of employment outside of the United States, reimbursement of the reasonable cost of return relocation-related expenses (not including make-whole payments for any loss incurred on the sale of Executive’s principal residence) as provided under the Company’s Expatriate Assignment Policy; and

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(vi)        any of Executive’s unvested equity, equity-based or long-term incentive awards granted under any equity or long-term incentive plans of Ensco or Rowan (including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares) shall immediately become 100% vested in all of the rights and interests then held by Executive, provided, however, that unless a provision more favorable to the Executive is included in an applicable award agreement, all performance-based awards shall remain subject to attaining the applicable performance goals and conditions.

(c)          Application of CiC Agreement. It is the express intent of the Parties that the payments and benefits under this Agreement shall not duplicate any payments or benefits under the CiC Agreement. In the event Executive incurs a termination of employment during the Term of this Agreement and such termination entitles Executive to severance and/or benefits under the terms of the CiC Agreement, the terms of the CiC Agreement shall govern, and Executive shall not be entitled to any additional severance hereunder.

(d)          Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 10 and Section 12, this Section 4, and the Company’s obligations to pay the Company Arrangements will survive the termination of Executive’s employment pursuant to Section 3.

5.            Parachute Payments.

(a)          It is the objective of this Agreement to maximize Executive’s net after-tax benefit if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or any affiliate or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Sections 4(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)          The Total Payments shall be reduced in the following order: (i) reduction of non-cash benefits, beginning with those that would be provided last in time, (ii) reduction of equity award vesting, beginning with vesting or settlements that would occur last in time, (iii) reduction of cash payments, beginning with payments that would be made last in time, and (iv) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A.

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(c)          All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6.            Non-Solicitation; Unfair Competition; and Non-Disparagement. Executive acknowledges that during the Term, the Company will provide Executive with access to Confidential Information (as defined below). Ancillary to the rights provided to Executive as set forth in this Agreement, Executive’s continued employment with the Company during the Term (subject to earlier termination as provided herein) and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect their business and Executive’s right to pursue employment:

(a)          Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant, independent contractor, or otherwise) that is primarily engaged in the business of providing contracted offshore drilling rigs in any country (or its territorial waters) in which the Company (i) has offices, establishes offices or has definitive plans to locate an office as of the Date of Termination, or (ii) has provided offshore oil and gas drilling services in the 24 months preceding the Date of Termination and in each case which competes with those parts of the business of the Company with which the Executive was involved to a material extent or for which he was responsible during the 12 months prior to the Date of Termination. Nothing herein shall prohibit Executive from being a passive owner of less than 5% of the outstanding equity interest of any entity, so long as Executive has no active participation in the business of such entity.

(b)          Executive shall not, at any time during the Restriction Period, directly or indirectly, solicit, divert or take away from the Company, business opportunities with any Customer.

(c)          Executive shall not, at any time during the Restriction Period, directly or indirectly, divert or take away any acquisition or other business opportunity that the Company is pursuing or with respect to which the Company has expended material efforts to identify or pursue.

(d)          Executive shall not, at any time during the Restriction Period, directly or indirectly, contact or solicit, for the purpose of hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination.

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(e)           Executive shall not, at any time during the Restriction Period, directly or indirectly, induce or otherwise encourage any employee of the Company to leave the employment of the Company.

(f)          Executive shall not, at any time during the Restriction Period, directly or indirectly, induce any supplier, distributor, representative or agent of the Company to terminate or adversely modify its relationship with the Company and with whom or which the Executive, or any person who reported directly to him, had material dealings during the 12-month period immediately preceding the Date of Termination.

(g)          Executive shall not, at any time during and after the Term, disparage the Company in any way that could adversely affect the goodwill, reputation or business relationships of the Company with the public generally, or with its customers, suppliers or employees; provided, that the foregoing shall not apply to the extent that testimony is required in connection with any proceeding or otherwise as required by law or truthful statements to correct or clarify disparaging comments by the Company..

(h)          In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction: (i) while the Executive is based in the US, to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action, and (ii) while the Executive is based in the UK, to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be valid if any particular restriction(s) were deleted or some part or parts of its or their wording were deleted, restricted or limited then such restriction(s) shall apply with such deletions, restrictions or limitations as the case may be.

(i)          As used in this Section 6, (i) the term “Company” shall include the Company and its current and future affiliates (ii) the term “Restriction Period” shall mean the period beginning on the Effective Time, and ending on the date twelve (12) months following the Date of Termination, provided, however, that while based in the US only, in the event Executive receives the payments and benefits described in Section 4(b) or Section 4(c), the Restriction Period shall continue until the date that is 24 months following the Date of Termination and (iii) the word “Customer” shall include any person, firm, company or entity who or which at any time during the 12 months prior to the Date of Termination (A) was provided with goods or services by the Company; or (B) was in the habit of dealing with the Company, other than in a de minimis way; and in each case with whom or which the Executive, or any person who reported directly to him, had material dealings at any time during the 12 months prior to the Date of Termination.

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7.             Nondisclosure of Proprietary Information.

(a)          Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) and (d), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, litigation or investigations, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include (i) any information legally acquired by or otherwise becoming known to Executive from or through any party other that the Company or its affiliates (which party Executive reasonably believes is not bound by any confidentiality obligation to the Company), or (ii) information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)          Upon termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes. In addition, upon termination of Executive’s employment for any reason, Executive shall return to the Company all property of the Company provided to Executive by the Company, or otherwise in the custody, possession or control of Executive (including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. Following termination of employment, Executive will not retain any copies of the Company’s property, including any copies existing in electronic form, which are in Executive’s possession or control.

(c)          Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)          Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, or (v) while based in the UK, disclosing information which the Executive or another person may be ordered to disclose by a court of competent jurisdiction or which he discloses pursuant to and in accordance with the Public Interest Disclosure Act 1998, or as may be required by law.

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(e)          Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of any law or regulation (including the right to receive an award for information provided to any such government agencies).

(f)          18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties hereto have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties hereto also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.             Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing their rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.             Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 will cause irreparable damage to Company and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

10.           Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

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11.          Certain Definitions.

(a)          Awards. “Awards” shall mean all restricted shares, restricted share units, share appreciation rights, performance units, dividend equivalent rights, options, bonus shares or other performance awards, if any (but excluding, for the avoidance of doubt, the Executive’s short-term annual incentive bonus, if any), granted to the Executive under any of the Rowan or the Company’s incentive plans

(b)          Cause. “Cause” for termination by the Company of Executive’s employment shall mean:

(i)          the willful and continued failure by Executive to substantially perform Executive’s duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive has given notice to the Company of an event or circumstance constituting Good Reason as described below unless the Company has cured such event or circumstance) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties and, if such breach is capable of cure, Executive fails to cure same within thirty (30) days after receiving such demand;

(ii)         the willful engaging by Executive in unauthorized conduct that is demonstrably and materially injurious to the Company;

(iii)        the material breach of this Agreement or a material policy of the Company that has been delivered to Executive before the Execution Date and that apply to executive-level employees (or that Executive has agreed in writing to include in the definition of Cause) that causes material damage to the Company, which, if such breach is capable of cure, remains uncured thirty (30) days following Executive’s receipt of notice of same; or

(iv)        Executive has (i) while based in the US, been convicted of or pled nolo contendere to, a misdemeanor involving moral turpitude or a felony, or (ii) while based in the UK, committed any criminal offence (other than a motoring offence for which a non-custodial penalty may be imposed).

(c)          Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(d)          Disability. “Disability” shall mean, at any time the Company sponsors a long-term disability plan for employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

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(e)          Good Reason. “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent:

(i)          a material breach by the Company of the terms of this Agreement, or any other equity, compensation, or other written agreement between the Company and Executive, including, but not limited to, the failure of the Company to make any material payment or provide any material benefit specified under this Agreement or another applicable agreement and the Company’s breach of the first sentence of Section 1(e) hereof;

(ii)         any material diminution in Executive’s authority, duties or responsibilities as President or Chief Executive Officer or the assignment to Executive of any duties materially inconsistent with Executive’s status as President and Chief Executive Officer;

(iii)        the failure of the Company to continue Executive in the positions of both President and Chief Executive Officer;

(iv)        a material reduction in Executive’s Base Salary, Target Annual Bonus, or Annual Equity Award, as in effect as of the Effective Time or as the same may be increased from time to time, except for across-the-board reductions similarly affecting all senior executives of the Company;

(v)         the Company’s removal of Executive from the Board or failure to nominate Executive to the Board (other than in connection with a termination by the Company for Cause, or a result of death or Disability, and it being understood that a failure of the Company’s shareholders to re-elect Executive to the Board will not constitute Good Reason hereunder);

(vi)        the failure of the Company to elect an independent Chairman of the Board with effect on or before the date that is nineteen (19) months following the Effective Date (as defined in the Transaction Agreement);

(vii)       the relocation of the site of Executive’s principal place of employment to a location that is more than 50 miles outside of either Houston, Texas or London, England; or

(viii)      the Company gives Executive Notice of Non-Renewal pursuant to Section 1(b) and the Parties do not, prior to the expiration of the Term, execute a new employment agreement governing the terms of Executive’s employment to be in effect thereafter;

provided, however, that Executive may not resign his employment for Good Reason unless: (x) Executive provides the Company with at least thirty (30) days (or, in the case of the Company’s breach of the first sentence of Section 1(e) hereof, sixty (60) days) prior written notice of his intent to resign for Good Reason (which notice must describe the particular acts or omissions which the Executive reasonably believes in good faith constitute “Good Reason” and be provided within ninety (90) days following the date on which Executive has knowledge of the occurrence of the acts or omissions purported to constitute Good Reason); and (y) the Company has not remedied the alleged violation(s) within thirty (30) days after receiving written notice of the basis for Good Reason.

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12.          Miscellaneous Provisions.

(a)          Governing Law; Jurisdiction. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Texas without reference to the principles of conflicts of law of Texas. Any suit or proceeding arising under this Agreement shall be brought solely in a federal or state court sitting in the State of Texas, except for any suit or proceeding seeking an equitable remedy hereunder, which may be brought in any court of competent jurisdiction. By Executive’s execution hereof, Executive hereby consents and irrevocably submits to the jurisdiction of the federal and state courts having general jurisdiction over the State of Texas, and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon Executive personally, by certified mail, return receipt requested, or by courier service, with the same full force and effect as if personally served upon Executive in the county in which Executive is employed. Each of the parties waives any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of jurisdiction with respect thereto.

(b)          Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)          Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement or any other compensation arrangement of the Company or its affiliates shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company before the grant or award of such compensation, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or any other compensation arrangement of the Company or its affiliates.

(d)          Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)          If to the Company, the General Counsel at its headquarters,

(ii)         If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)        At any other address as any Party shall have specified by notice in writing to the other Party.

(e)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

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(f)          Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, except the CiC Agreement, as amended, and as otherwise incorporated or referenced herein. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g)          Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)          No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)          Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)          Legal Fees. If it shall be necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of Executive’s rights under this Agreement, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may be) Executive’s reasonable attorneys’ fees and cost and expenses incurred in connection with enforcement of his rights (including the enforcement of any arbitration award in court), if the action relates to Executive’s employment with the Company and if a final decision in connection with at least one material issue of the litigation (or arbitration) is issued in Executive’s favor by an arbitrator or a court of competent jurisdiction.

(k)          Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, (i) while the Executive is based in the US, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and (ii) while the Executive is based in the UK, if any provision would be valid if some part or parts of its or their wording were deleted, restricted or limited then such provision(s) shall apply with such deletions, restrictions or limitations as the case may be .

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(l)           Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold whether in the UK, the US or any other relevant jurisdiction. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. In addition, Executive shall cooperate with the Company following any termination of Executive’s employment for any reason in satisfaction of the Company’s and Executive’s relative tax obligations hereunder and under the Company’s Expatriate Assignment Policy.

(m)          Section 409A.

(i)          General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)         Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the fifty-third (53rd) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the fifty-three (53) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)        Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)        Expense Reimbursements, Legal Fees. To the extent that any reimbursements or payment of legal fees under this Agreement are subject to Section 409A, any such reimbursements or payment payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense or payment was incurred; provided, that Executive submits Executive’s reimbursement or payment request, as the case may be, promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or payment under this Agreement will not be subject to liquidation or exchange for another benefit.

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(v)         Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(n)          Data Protection. The Executive acknowledges that the Company will from time to time process data that relates to him for the purposes of the administration and management of its employees and its business, for compliance with applicable procedures, laws and regulations, and for other legitimate purposes. The Executive has a duty to comply with the Company’s data protection policy at all times and to keep all personal information that he has access to as part of his employment secure. The Executive must notify the person to whom he reports or such other person stipulated by the Company immediately on becoming aware of a data security breach. Failure to do so may lead to disciplinary action up to and including termination for Cause.

(o)          Ensco Guarantee. Ensco hereby guarantees payment and performance of all obligations of Ensco UK under this Agreement.

13.          Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive also acknowledges and agrees that any compensation payable under this Agreement or otherwise shall be subject to the terms of any applicable compensation clawback policy adopted by the Company to comply with any provisions of applicable law or any securities exchange listing standards.

[Signature Page Follows]

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This Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a deed by	Signature

ENSCO Global Resources Limited

acting by an authorized signatory, in the presence of:	Director
Print name

Witness signature

Name (in BLOCK CAPITALS)

SIGNED as a deed by Dr Thomas Burke	Signature

in the presence of:

Witness signature

Name (in BLOCK CAPITALS)

[Signature Page to Employment Agreement]

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EXECUTED, as a deed by	Signature

Rowan Companies, Inc.

acting by a director, in the presence of:	Director

Print name

Witness signature

Name (in BLOCK CAPITALS)

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Solely for the purposes of guaranteeing the obligations of Ensco and/or the Company under the Agreement:

EXECUTED, as a deed by	Signature

ENSCO plc

acting by a director, in the presence of:	Director

Print name

Witness signature

Name (in BLOCK CAPITALS)

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Exhibit A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Dr. Thomas Burke (“Executive”) and [_______] (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of October 7, 2018 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective [________, 20__], the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities of the Company or any of its affiliates, including any rights to vesting in connection with Executive’s employment or the termination thereof, and (ii) Executive’s rights under any directors & officers liability insurance policies then in effect, or to indemnification (including advancement of expenses) by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.          Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof, including, but not limited to, tax equalization and relocation/repatriation and other expatriate assignment benefits due to Executive in connection with employment outside the United States.

2.          Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Time of this Agreement (as defined in Section 7 below), including, without limitation:

A-1

(a)          any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)          any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)          any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)          any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)          any and all claims for violation of the federal or any state constitution;

(f)          any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)          any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)          any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4(b) of the Employment Agreement.

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3.          Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Time of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.          Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.          No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.          Governing Law; Jurisdiction. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Texas without reference to the principles of conflicts of law of Texas. Any suit or proceeding arising under this Agreement shall be brought solely in a federal or state court sitting in the State of Texas, except for any suit or proceeding seeking an equitable remedy hereunder, which may be brought in any court of competent jurisdiction. By Executive’s execution hereof, Executive hereby consents and irrevocably submits to the jurisdiction of the federal and state courts having general jurisdiction over the State of Texas, and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon Executive personally, by certified mail, return receipt requested, or by courier service, with the same full force and effect as if personally served upon Executive in the county in which Executive is employed. Each of the parties waives any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of jurisdiction with respect thereto

7.          Survival. The Parties expressly acknowledge and agree that the provisions of Sections 5 through 10 and Section 12 of the Employment Agreement will survive the termination of Executive’s employment.

8.          Effective Time. Each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Time”).

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9.          Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: _____________	Dr. Thomas Burke

COMPANY
Dated: _____________	By:
Name:
Title:

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